ATN International, Inc. Reports Third Quarter 2026 Results
and Updates 2026 Full Year Outlook

Reports a 32% increase in operating income and consistent year-over-year revenue and Adjusted EBITDA1

BEVERLY, Mass., November 4, 2026 -- ATN International, Inc. (“ATN,” the “Company,” “we,” “us,” and “our”) (Nasdaq: ATNI), a leading provider of digital infrastructure and communications services, today reported financial results for the third quarter ended September 30, 2026. ATN’s management will host a conference call and webcast tomorrow, November 5, 2026, beginning at 9:00 a.m. Eastern Time to review these results.

“During the third quarter, consolidated revenue and Adjusted EBITDA remained flat year over year, while operating income and earnings per share increased even with the impact of the second-quarter US Tower Portfolio Sale4,” said Naji Khoury, ATN’s Chief Executive Officer. “Excluding the impact of the sale, communication services revenue would have increased by 1%, and Adjusted EBITDA by 6%. Strong performance in our International segment amid a heightened competitive environment, together with continued improvement in our US segment, particularly Alaska, reflects the benefits of our strategic initiatives, and underscores the resilience of our business. These results demonstrate how targeted capital deployment and operational focus continue to support our performance.”
“Looking ahead, we are updating our full-year outlook and now expect Adjusted EBITDA for 2026 to be at the high end of, or modestly above, our previously communicated guidance range. We remain focused on disciplined execution, operational improvement and positioning the business to deliver sustainable, long-term value for our stockholders.”

Consolidated Third Quarter 2026 Operating and Financial Highlights (as compared to the Third Quarter 2025)

•High-speed broadband homes passed increased by 4% as we continued to expand our network footprint
•High-speed broadband customers were relatively unchanged, reflecting increased competition in certain international markets
•Revenue was stable at $183.2 million, as growth in the International Telecom segment offset the impact of the US Tower Portfolio Sale4
•Operating income increased 32% to $12.9 million, benefiting from lower depreciation and amortization and lower losses on asset dispositions
•Net income attributable to ATN stockholders increased to $18.6 million, and diluted earnings per share increased to $1.09 from $0.18, primarily reflecting higher operating income, lower interest expense and a greater tax benefit
•Net cash provided by operating activities decreased to $76.7 million, driven primarily by working capital timing
•Adjusted EBITDA1 and Adjusted EBITDA Margin1 stayed consistent at $50 million and 27.3%, respectively, despite the impact of the U.S. Tower Portfolio Sale4
•Net Leverage Ratio3 improved to 0.94x from 2.36x on December 31, 2025, highlighting our strong balance sheet and financial flexibility

2026 Full-Year Outlook:

The Company is updating its financial outlook for full-year 2026:
•Adjusted EBITDA2 is now expected to be at the high end or modestly above its previous range of $183 million to $193 million
•Capital expenditures continue to be expected in the original range of $105 million to $115 million (net of reimbursable expenditures)

Segment Operating Results (in Thousands)

The Company recorded financial results in three categories: (i) International Telecom; (ii) US Telecom; and (iii) Corporate and Other.

* Corporate and Other refer to corporate overhead expenses and consolidating adjustments.
** Excludes reimbursable government capital program amounts.

International Telecom revenue increased 2% to $96.9 million, as growth in ancillary services, mobility, and carrier services revenue more than offset the previously disclosed loss of a government subsidy. Operating income and Adjusted EBITDA1 each increased 9%, driving a 240 basis point expansion in Adjusted EBITDA Margin1 to 37.4%. These results reflect a continued focus on initiatives to simplify operations and improve operating efficiency.

US Telecom revenue decreased 2% to $86.3 million, as growth in business fixed and carrier services revenue was more than offset by the impact of the U.S. Tower Portfolio Sale4, lower construction revenue, and the timing of certain government subsidies. Excluding the impact of the US Tower Portfolio Sale4, communication services revenue would have increased 1%. Operating income improved to $2.1 million, driven by lower depreciation and amortization expense, which more than offset higher operating costs associated with the US Tower Portfolio Sale4. Excluding the sale impact, Adjusted EBITDA would have increased 2% and Adjusted EBITDA Margin1 would have expanded 60 basis points.

Balance Sheet and Cash Flow Highlights

As of September 30, 2026, cash, cash equivalents, and restricted cash totaled $351.5 million compared to $117.2 million as of December 31, 2025. Total debt declined to $537.5 million on September 30, 2026, from $565.2 million on December 31, 2025, resulting in a Net Leverage Ratio3 of 0.94x.

Net cash provided by operating activities was $76.7 million for the nine months ended September 30, 2026, compared to $97.7 million in the same period last year. The decrease was primarily driven by working capital timing.

Capital expenditures were $66.4 million, net of $34.8 million of reimbursable capital expenditures, for the nine months ended September 30, 2026, as compared to $60.9 million, net of $67.3 million of reimbursable capital expenditures, in the same period last year.

Quarterly Dividends and Share Repurchases

On October 9, 2026, the Company paid a quarterly dividend of $0.29 per share to stockholders of record as of October 3, 2026.

The Company did not repurchase any shares during the third quarter. As of September 30, 2026, the full $30 million authorized under the Company’s repurchase program remained available for future repurchases.

2026 Third Quarter Earnings Conference Call

The Company will host a conference call at 9:00 a.m. Eastern Time on November 5, 2026, to discuss financial and operating results for the third quarter ended September 30, 2026. A live webcast of the conference call will be available via this webcast link: https://edge.media-server.com/mmc/p/yxvfu7re

To dial in as a PARTICIPANT for the call, please use this link:
https://register-conf.media-server.com/register/BIcdbf83d9e6b44ffc9fa8c6b68a2b86ee

Investors can listen to a live audio webcast of the conference call by either visiting the “Webcast Link” above or the "Events & Presentations" section of the Company’s Investor Relations website at https://ir.atni.com/events-and-presentations. A conference call replay will be available at the same locations beginning at approximately 1:00 p.m. Eastern Time that same day. The Company also will provide an investor presentation as a supplement to the call on the “Events & Presentations” section of its Investor Relations website.

1 EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” below for full definitions of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin and see Table 5 for reconciliations of Operating Income to EBITDA and Operating Income to Adjusted EBITDA.

2 For the Company’s non-GAAP Adjusted EBITDA guidance, the Company is not able to provide without unreasonable effort the most directly comparable GAAP financial measures, or reconciliations to such GAAP financial measures, on a forward-looking basis. Please see “Use of Non-GAAP Financial Measures” below for a description of items excluded from the Company’s Adjusted EBITDA guidance.

3 Net Debt and Net Leverage Ratio are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” below for full definitions of Net Debt and Net Leverage Ratio and see Table 6 for the reconciliations of Total Debt to Net Debt.

4 As previously disclosed, on February 11, 2026, certain subsidiaries of the Company entered into that certain Purchase and Sale Agreement with EIP Holdings, IV, LLC, an affiliate of Everest Infrastructure Partners, Inc., to sell approximately 214 tower portfolio sites in the southwest US for up to $297 million in cash consideration (the “U.S. Tower Portfolio Sale”). On June 2, 2026 the Company completed the initial closing of the U.S. Tower Portfolio Sale and received $267.7 million in cash. The Company may receive up to an additional $29.6 million in cash consideration at subsequent closings that are expected to occur in or by June 2027 subject to the satisfaction or waiver of specified construction and operational conditions related to the tower sites deferred at the initial closing. Please see Table 7 for reconciliations of actual results and those excluding the impact of the US Tower Portfolio Sale, including consolidated communication services revenue, consolidated Adjusted EBITDA, US Telecom communication services revenue, US Telecom Adjusted EBITDA, and US Telecom Adjusted EBITDA margin.

About ATN

ATN International, Inc. (Nasdaq: ATNI), headquartered in Beverly, Massachusetts, is a provider of digital infrastructure and communications services operating in the United States and internationally, including the Caribbean region. The Company’s operating subsidiaries focus on rural and remote markets and primarily provide: (i) advanced wireless and wireline connectivity to residential, business, and government customers, including a range of high-speed Internet and data services, fixed and mobile wireless solutions, and video and voice services; and (ii) carrier and enterprise communications services. For more information, please visit www.atni.com.

Use of Non-GAAP Financial Measures and Definition of Terms

In addition to financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), this press release also contains non-GAAP financial measures. Specifically, the Company has included EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Net Debt, and Net Leverage Ratio in this release and the tables included herein.

EBITDA is defined as Operating income (loss) before depreciation and amortization expense.

Adjusted EBITDA is defined as Operating income (loss) before depreciation and amortization expense, transaction-related charges, restructuring and reorganization expenses, the loss on dispositions, transfers and contingent consideration, and non-cash stock-based compensation.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by total revenue.

Net Debt is defined as total debt less cash and cash equivalents and restricted cash.

Net Leverage Ratio is defined as Net Debt divided by the trailing four quarters ended total Adjusted EBITDA at the measurement date.

The Company believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of the Company's core operating results and enhances the usefulness of comparing such performance with prior periods. Management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP and should be used supplementally to the Company’s GAAP financial results. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release. While non-GAAP financial measures are an important tool for financial and operational decision-making and for evaluating the Company’s own operating results over different periods of time, the Company urges investors to review the reconciliations of these financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate its business. Additionally, these non-GAAP financial measures may not be calculated in the same manner as similar measures presented by other companies. In addition, the forward-looking Adjusted EBITDA guidance for the full-year 2026 excludes potential charges or gains that may be recorded during the fiscal year, including among other things, restructuring and reorganization expenses, transaction-related expenses and gains or losses on dispositions, transfers and contingent consideration. The Company has not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because of the impact and timing of these potential charges or gains are inherently uncertain and difficult to predict and is unavailable without reasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of the Company’s financial performance.

Cautionary Language Concerning Forward-Looking Statements

This press release contains forward-looking statements relating to, among other matters, the Company’s future financial performance, business goals and objectives, and results of operations, its future revenues, operating income, cash flows, network and operating costs, Adjusted EBITDA, and capital investments; subsequent closings of the US Tower Portfolio Sale and the additional consideration related thereto and the timing thereof; the Company’s liquidity; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results. Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others: (1) the general performance of the Company’s operations, including operating margins, revenues, capital expenditures, the impact of cost savings initiatives, and the retention of and future growth of the Company’s subscriber base and average revenue per user; (2) our ability to satisfy outstanding conditions to complete subsequent closings with respect to the US Tower Portfolio Sale; (3) the timing, manner and extent to which proceeds from the US Tower Portfolio Sale are deployed may be affected by future market conditions, potential changes in tax laws and the Company's ability to develop corporate investment and strategic opportunities; (4) government regulation of the Company’s businesses, which may impact the Company’s telecommunications licenses, the Company’s revenue and the Company’s operating costs;

(5) the impact (if any) of geopolitical instability and US military presence in the Caribbean; (6) management transitions, and the loss of, or an inability to recruit skilled personnel in the Company’s various jurisdictions, including key members of management; (7) the Company’s reliance on a limited number of key suppliers and vendors for timely and cost-effective supply of equipment and services relating to the Company’s network infrastructure and information systems; (8) the Company’s ability to satisfy the needs and demands of the Company’s major carrier customers; (9) the Company’s ability to realize expansion plans for its fiber markets; (10) the adequacy and expansion capabilities of the Company’s network capacity and customer service system to support the Company’s customer growth; (11) the Company’s ability to efficiently and cost-effectively upgrade the Company’s networks and information technology platforms to address rapid and significant technological changes in the telecommunications industry; (12) the Company’s continued access to capital and credit markets on terms it deems favorable; (13) the Company’s ability to successfully replace revenue declines in its US Telecom businesses as a result of the pending US tower portfolio sale through carrier, enterprise broadband, and consumer-based broadband services; (14) ongoing risk of an economic downturn, political, geopolitical and other risks and opportunities impacting the Company’s operations, including those resulting from changes and uncertainties related to trade policies and tariff regulations, financial market volatility and disruption, uncertain economic conditions in the US and abroad, inflationary concerns, and other macroeconomic headwinds including increased costs and supply chain disruptions; (15) the occurrence of weather events and natural catastrophes and the Company’s ability to secure the appropriate level of insurance coverage for these assets; and (16) increased competition. These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”) on March 16, 2026, and the other reports the Company files from time to time with the SEC. The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors that may affect such forward-looking statements, except as required by applicable law.

Company Contact: Michele Satrowsky SVP, Head of IR & Treasury ATN International Inc. ir@atni.com	Investor Relations Contact: Joe Noyons or Kelley Buchhorn Three Part Advisors, LLC jnoyons@threepa.com; kbuchhorn@threepa.com

Table 1

ATN International, Inc.
Unaudited Condensed Consolidated Balance Sheets
(in Thousands)

	September 30, 2026	December 31, 2025
Assets:		
Cash and cash equivalents	$ 339,109	$ 102,491
Restricted cash	12,387	14,663
Customer receivable	9,277	8,783
Assets held-for-sale	-	11,200
Other current assets	216,438	190,739
Total current assets	577,211	327,876
Property, plant and equipment, net	945,206	991,767
Operating lease right-of-use assets	133,433	98,158
Customer receivable - long term	27,842	35,128
Assets held-for-sale, net of current portion	6,649	-
Goodwill and other intangible assets, net	116,582	117,770
Other assets	106,079	102,555
Total assets	$ 1,913,002	$ 1,673,254
Liabilities, redeemable non-controlling interests and stockholders' equity:		
Current portion of long-term debt	$ 30,346	$ 15,846
Current portion of customer receivable credit facility	9,053	8,784
Taxes payable	30,781	7,596
Current portion of lease liabilities	19,825	13,891
Liabilities held-for-sale	139	-
Other current liabilities	245,482	216,982
Total current liabilities	335,626	263,099
Long-term debt, net of current portion	$ 507,164	$ 549,321
Customer receivable credit facility, net of current portion	24,859	30,834
Lease liabilities	107,489	75,277
Other long-term liabilities	107,747	113,923
Total liabilities	1,082,885	1,032,454
Redeemable non-controlling interests	96,284	86,821
Stockholders' equity:		
Total ATN International, Inc.'s stockholders' equity	610,710	444,292
Non-controlling interests	123,123	109,687
Total stockholders' equity	733,833	553,979
Total liabilities, redeemable non-controlling interests and stockholders' equity	$ 1,913,002	$ 1,673,254

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2026 is as follows:

	International Telecom	*US Telecom*	*Corporate and Other **	*Total*
Statement of Operations Data:				
Revenue				
Mobility				
Business	$ 5,437	$ -	$ -	$ 5,437
Consumer	22,045	-	-	22,045
Total	$ 27,482	$ -	$ -	$ 27,482
Fixed				
Business	$ 18,760	$ 30,476	$ -	$ 49,236
Consumer	40,684	21,521	-	62,205
Total	$ 59,444	$ 51,997	$ -	$ 111,441
Carrier Services	$ 3,928	$ 31,449	$ -	$ 35,377
Other	4,024	134	-	4,158
Total Communications Services	$ 94,878	$ 83,580	$ -	$ 178,458
Construction	$ -	$ 435	$ -	$ 435
Managed services	$ 2,061	$ 2,283	$ -	$ 4,344
Total Other	$ 2,061	$ 2,283	$ -	$ 4,344
Total Revenue	$ 96,939	$ 86,298	$ -	$ 183,237
Depreciation	$ 15,827	$ 15,303	$ 224	$ 31,354
Amortization of intangibles from acquisitions	$ 192	$ 254	$ -	$ 446
Total operating expenses	$ 77,179	$ 84,163	$ 8,954	$ 170,296
Operating income (loss)	$ 19,760	$ 2,135	$ (8,954)	$ 12,941
Net (income) loss attributable to non-controlling interests	$ (2,486)	$ 3,897	$ -	$ 1,411
Non GAAP measures:				
EBITDA (2)	$ 35,779	$ 17,692	$ (8,730)	$ 44,741
Adjusted EBITDA (1)	$ 36,296	$ 18,748	$ (5,071)	$ 49,973
Balance Sheet Data (at September 30, 2026):				
Cash, cash equivalents and restricted cash	$ 137,330	$ 206,994	$ 7,172	$ 351,496
Total current assets	232,008	330,047	15,156	577,211
Fixed assets, net	442,223	501,912	1,071	945,206
Total assets	752,870	1,080,520	79,612	1,913,002
Total current liabilities	117,694	145,489	72,443	335,626
Total debt, including current portion	81,778	342,272	113,460	537,510

Table 4 (continued)

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended September 30, 2025 is as follows:

	International Telecom	US Telecom	Corporate and Other *	Total
Statement of Operations Data:				
Revenue				
Mobility				
Business	$ 5,172	$ 9	$ -	$ 5,181
Consumer	21,524	-	-	21,524
Total	$ 26,696	$ 9	$ -	$ 26,705
Fixed				
Business	$ 18,663	$ 29,956	$ -	$ 48,619
Consumer	42,714	23,143	-	65,857
Total	$ 61,377	$ 53,099	$ -	$ 114,476
Carrier Services	$ 3,334	$ 30,739	$ -	$ 34,073
Other	2,358	140	-	2,498
Total Communications Services	$ 93,765	$ 83,987	$ -	$ 177,752
Construction	$ -	$ 1,115	$ -	$ 1,115
Managed services	$ 1,378	$ 2,920	$ -	$ 4,298
Total Other	$ 1,378	$ 2,920	$ -	$ 4,298
Total Revenue	$ 95,143	$ 88,022	$ -	$ 183,165
Depreciation	$ 14,198	$ 17,886	$ 854	$ 32,938
Amortization of intangibles from acquisitions	$ 238	$ 975	$ -	$ 1,213
Total operating expenses	$ 77,052	$ 87,640	$ 8,643	$ 173,335
Operating income (loss)	$ 18,091	$ 382	$ (8,643)	$ 9,830
Net (income) loss attributable to non-controlling interests	$ (2,824)	$ 3,234	$ -	$ 410
Non GAAP measures:				
EBITDA (2)	$ 32,527	$ 19,243	$ (7,789)	$ 43,981
Adjusted EBITDA (1)	$ 33,261	$ 21,155	$ (4,479)	$ 49,937
Balance Sheet Data (at December 31, 2025):				
Cash, cash equivalents and restricted cash	$ 79,165	$ 35,915	$ 2,074	$ 117,154
Total current assets	165,341	141,592	20,943	327,876
Fixed assets, net	451,303	533,443	7,021	991,767
Total assets	701,579	881,968	89,707	1,673,254
Total current liabilities	97,305	120,535	45,259	263,099
Total debt, including current portion	59,952	329,036	176,179	565,167

(1) See Table 5 for reconciliation of Operating Income to Adjusted EBITDA

(2) See Table 5 for reconciliation of Operating Income to EBITDA

Table 6

ATN International, Inc.
Non GAAP Measure - Net Leverage Ratio
(in Thousands)

	September 30, 2026	December 31, 2025
Current portion of long-term debt *	$ 30,346	$ 15,846
Long-term debt, net of current portion *	507,164	549,321
Total debt	$ 537,510	$ 565,167
Less: Cash, cash equivalents and restricted cash	351,496	117,154
Net Debt	$ 186,014	$ 448,013
Adjusted EBITDA - for the four quarters ended	$ 198,309	$ 190,044
Net Leverage Ratio	0.94	2.36

* Excludes Customer receivable credit facility

Table 7

ATN International, Inc.

Reconciliation of Impact of the U.S. Tower Portfolio Sale

(In Thousands)

For the three months ended September 30, 2026 and 2025, respectively, is as follows:

Communication Services Revenue	*International Telecom*	*US Telecom*	*Corporate and Other **	*Total*
For the three months ended September 30, 2025:				
Actual Total Communication Services Revenue	$ 93,765	$ 83,987	$ -	$ 177,752
Impact of US Tower Portfolio sale	-	(1,419)	-	(1,419)
Total Communications Services Revenue Excluding the Impact of the US Tower Portfolio sale	**$ 93,765**	**$ 82,568**	**$ -**	**$ 176,333**
For the three months ended September 30, 2026:				
Actual Total Communication Services Revenue	**$ 94,878**	**$ 83,580**	**$ -**	**$ 178,458**
Increase (Decrease) for the three months ended September 30, 2026:				
Actual				
Total Communications Services Revenue $	$ 1,113	$ (407)	$ -	$ 706
Total Communications Services Revenue %	1.2%	(0.5%)	0.0%	0.4%
Excluding the Impact of the U.S. Tower Portfolio Sale				
Total Communications Services Revenue $	$ 1,113	$ 1,012	$ -	$ 2,125
Total Communications Services Revenue %	1.2%	**1.2%**	0%	**1.2%**